PRESS RELEASE
FOR IMMEDIATE RELEASE:	August 1, 2018
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 2nd QUARTER 2018 FINANCIAL RESULTS

Worthington/Columbus, Ohio – August 1, 2018 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) today announced financial results for the second quarter and year to date ended June 30, 2018.

Second Quarter Highlights

•	Net income for the quarter of $1.1 million, more than doubled (103% higher) compared to the same quarter in 2017.
•	Fully diluted EPS of $0.05 cents per share, compared to $0.02 cents per share during the same quarter in 2017.
•	Net loans increased $64.2 million, or 15.8%, to $470.6 million at June 30, 2018 compared to $406.4 million at December 31, 2017.
•	Book value per common share increased to $1.82 from $1.76 at March 31, 2018.
•	Net interest income increased 27.8% compared to the same quarter in 2017.
•	Deposits increased $69.1 million, or 16.5%, from $419.0 million at December 31, 2017.
•	Credit quality remains strong with nonperforming to total loans of .08% at June 30, 2018, net recoveries of $11,000 year to date, and the ratio of ALLL to total loans of 1.46%.

Overview of Results

The Company’s income before income tax expense for the quarter ended June 30, 2018, totaled $1.4 million, and increased $583,000, or 70.6%, compared to $826,000 for the quarter ended June 30, 2017. The increase in income before income tax expense was due to a $945,000 increase in net interest income, a $555,000 increase in noninterest income, partially offset by a $917,000 increase in noninterest expense.

Net income for the three months ended June 30, 2018 totaled $1.1 million and increased $574,000, or 103.2%, compared to net income of $556,000 for the three months ended June 30, 2017.  The increase in net income was due to a $945,000 increase in net interest income,  a $555,000 increase in noninterest income, partially offset by $917,000 increase in noninterest expense and a $9,000 increase in income tax expense.    On December 22, 2017, the “Tax Cuts and Jobs Act” was enacted into law reducing the federal corporate tax rate to 21%, effective January 1, 2018, which impacted the comparability of net income (after tax) between periods.

Net income attributable to common stockholders for the three months ended June 30, 2018, totaled $1.1 million or $0.05 per diluted common share, and increased $777,000, or 227.9%, compared to net income attributable to common stockholders of $341,000, or $0.02 per diluted common share, for the three months ended June 30, 2017.  For the three months ended June 30, 2018, the accretion of discount from the Company’s Series B Preferred Stock reduced net income by $12,000.    For the three months ended June 30, 2017, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $215,000. The decrease in the preferred dividends on the Series B preferred stock and accretion of discount is due to the conversion of the Company’s Preferred Stock into shares of Common Stock of the Company, effective October 6, 2017, resulting in the elimination of the preferred dividend payments beginning with the fourth quarter of 2017 of approximately $187,500 quarterly.

Income before income tax expense for the six months ended June 30, 2018 totaled $2.4 million and increased $949,000, or 66.0%, compared to $1.4 million for the six months ended June 30, 2017. The increase in income before income tax expense was due to a $1.8 million increase in net interest income, an $870,000 increase in noninterest income, partially offset by a $1.7 million increase in noninterest expense. As discussed above, the reduction in the federal corporate tax rate under the “Tax Cuts and Jobs Act”, effective January 1, 2018, impacted the comparability of net income (after tax) between periods.

Net income for the six months ended June 30, 2018 totaled $1.9 million and increased $962,000, or 100.2%, compared to net income of $960,000 for the six months ended June 30, 2017.  The increase in net income was due to a $1.8 million increase in net interest income, an $870,000 increase in noninterest income, and a decrease in income tax expenses of $13,000, partially offset by $1.7 million increase in noninterest expense.

Net income attributable to common stockholders for the six months ended June 30, 2018, totaled $1.9 million or $0.08 per diluted common share, and increased $1.4 million, or 254.8%, compared to net income attributable to common stockholders of $531,000, or $0.03 per diluted common shares,  for the six months ended June 30, 2017.  For the six months ended June 30, 2018, the accretion of discount from the Company’s Series B Preferred Stock reduced net income by $38,000.    For the six months ended June 30, 2017, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $429,000. The decrease in the preferred dividends on the Series B preferred stock and accretion of discount is due to the conversion of the Company’s Preferred Stock into shares of Common Stock of the Company, effective October 6, 2017, as discussed above.

Timothy T. O’Dell, President and CEO, commented, “We are pleased with our excellent Loan, Deposit and Earnings growth for the quarter and the first half of 2018.    Loans grew by $64.2 million (up 15.8% year to date), while deposits increased by $69.1 million during the first half of the year. In addition, Net Income also increased 58%.  In addition, CFBank has surpassed the important $500 million milestone in interest-earning average assets, and we also continue to experience success with increasing Mortgage Loans.    We believe that our solid Loan Pipelines and good business prospects across our lines of business and markets bode well for the second half of this year.”

Net interest income.  Net interest income totaled $4.3 million for the quarter ended June 30, 2018 and increased $945,000, or 27.8%, compared to $3.4 million for the quarter ended June 30, 2017.  The increase in net interest income was primarily due to a $1.7 million, or 40.2%, increase in interest income, partially offset by a $738,000, or 94.4%, increase in interest expense.  The increase in interest income was primarily attributed to a $117.6 million, or 30.2%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans, and a 33bp increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $92.6 million, or 31.4%, increase in average interest-bearing liabilities and a 51bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.43% for the quarter ended June 30, 2018 decreased 7bps compared to the net interest margin of 3.50% for the quarter ended June 30, 2017.

Net interest income totaled $8.3 million for the six months ended June 30, 2018 and increased $1.8 million, or 27.7%, compared to $6.5 million for the six months ended June 30, 2017.  The increase in net interest income was primarily due to a $2.9 million, or 36.4%, increase in interest income, partially offset by a $1.1 million or 72.5%, increase in interest expense.  The increase in interest income was primarily attributed to a $93.0 million, or 23.8%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans,  and a 42bp increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $71.5 million, or 23.8%, increase in average interest-bearing liabilities and a 41bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.42% for the six months ended June 30, 2018 increased 10bps compared to the net interest margin of 3.32% for the six months ended June 30, 2017.

Robert E. Hoeweler, Chairman of the Board, added “At CFBank, we are extremely excited about the prospects of continuing our growth and expansion during the second half of this year and beyond. Our credit quality remains strong, and we have invested in Credit and Risk Management infrastructure to support growing our business. Expansion of our balance sheet with surpassing half a billion in asset size, is providing earnings leverage. Our Management Team and Board are creating significant Franchise value as evidenced by our book value having increased 6 cents during the second quarter. Our team is charging ahead to take advantage of quality business and lending opportunities in our 4 major metro markets.”

Provision for loan and lease losses.  The provision for loan and lease losses totaled $0 and $0 for the quarters ended June 30, 2018 and June 30, 2017, respectively, which is due to strong credit quality, favorable trends in certain qualitative factors and net recoveries.  Net recoveries for the quarter ended June 30, 2018 totaled $5,000, compared to net recoveries of $16,000 for the quarter ended June 30, 2017.

The provision for loan and lease losses totaled $0 and $0 for the six months ended June 30, 2018 and June 30, 2017, respectively, which is due to strong credit quality, favorable trends in certain qualitative factors and net recoveries.  Net recoveries for the six months ended June 30, 2018 totaled $11,000, compared to net recoveries of $33,000 for the six months ended June 30, 2017.

Noninterest income.  Noninterest income for the quarter ended June 30, 2018 totaled $732,000 and increased $555,000, or 313.6%, compared to $177,000 for the quarter ended June 30, 2017.   The increase was primarily due to a $485,000 increase in net gain on sale of loans,  a  $46,000 increase in other noninterest income, and a $23,000 increase in service charges on deposit accounts.  The increase in net gain on sale of loans was a result of increased sales volume due to the expansion of the mortgage business.

Noninterest income for the six months ended June 30, 2018 totaled $1.2 million and increased $870,000, or 253.6%, compared to $343,000 for the six months ended June 30, 2017.  The increase was primarily due to a $770,000 increase in net gain on sale of loans and a $52,000 increase in service charges on deposit accounts.  The increase in net gain on sale of loans was a result of increased sales volume due to the expansion of the mortgage business.  The increase in service charges on deposit accounts was related to increased account relationships and pricing.

Noninterest expense.  Noninterest expense for the quarter ended June 30, 2018 totaled $3.7 million and increased $917,000, or 33.3%, compared to $2.8 million for the quarter ended June 30, 2017.  The increase in noninterest expense during the three months ended June 30, 2018 was primarily due to a $521,000 increase in salaries and employee benefits expense and a $338,000 increase in advertising and marketing expense.  The increase in salaries and employee benefits was primarily due to the hiring of mortgage personnel in connection with the expansion of our mortgage business, consistent with our focus on driving noninterest income. The increase in salaries and employee benefits also resulted from an increase in personnel associated with the opening of our Glendale branch, the addition of experienced treasury management personnel, and an increase in credit and finance personnel to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense is primarily due to increased expenditures in this area related to the expansion of our mortgage business, coupled with increased advertising focused on increasing core deposits.

Noninterest expense for the six months ended June 30, 2018 totaled $7.1 million and increased $1.7 million, or 31.8%, compared to $5.4 million for the six months ended June 30, 2017.  The increase in noninterest expense during the six months ended June 30, 2018 was primarily due to a $1.0 million increase in salaries and employee benefits expense and a $588,000 increase in advertising and marketing expense.  The increase in salaries and employee benefits was primarily due to the hiring of mortgage personnel in connection with the expansion of our mortgage business, consistent with our focus on driving noninterest income. The increase in salaries and employee benefits also resulted from an increase in personnel associated with the opening of our Glendale branch, the addition of experienced treasury management personnel, and an increase in credit and finance personnel to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense is primarily due to increased expenditures in this area related to the expansion of our mortgage business, coupled with increased advertising focused on increasing core deposits.

Income tax expense.  Income tax expense was $279,000 for the quarter ended June 30, 2018, an increase of $9,000 compared to $270,000 for the quarter ended June 30,  2017.    The increase was due to higher income partially offset by the tax benefit from the “Tax Cuts and Jobs Act” which reduced the federal corporate tax rate to 21%, effective January 1, 2018.  As a result, the effective tax rate for the quarter ended June 30, 2018 decreased to approximately 19.8%, as compared to approximately 32.7% for the quarter ended June 30, 2017.

Income tax expense was $465,000 for the six months ended June 30, 2018, a decrease of $13,000 compared to $478,000 for the six months ended June 30, 2017.  The decrease was due to the “Tax Cuts and Jobs Act” which reduced the federal corporate tax rate to 21%, effective January 1, 2018.  As a result, the effective tax rate for the six months ended June 30, 2018 decreased to approximately 19.5%, as compared to approximately 33.2% for the six months ended June 30, 2017.

Balance Sheet Activity

General.  Assets totaled $558.9 million at June 30, 2018 and increased $77.5 million, or 16.1%, from $481.4 million at December 31, 2017.  The increase was primarily due to a $64.2 million increase in net loan balances and a $25.3 million increase in loans held for sale, partially offset by $12.8 million decrease in cash and cash equivalents

Cash and cash equivalents.  Cash and cash equivalents totaled $32.7 million at June 30, 2018, and decreased  $12.8 million, or 28.0%, from $45.5 million at December 31, 2017.  The decrease in cash and cash equivalents was primarily attributed to the funding of loan growth.

Securities.  Securities available for sale totaled $11.6 million at June 30, 2018, and decreased  $159,000, or 1.4%, compared to $11.8 million at December 31, 2017.  The decrease was primarily due to change in market value.

Loans and Leases.    Net loans and leases totaled $470.6 million at June 30, 2018, and increased $64.2 million, or 15.8%, from $406.4 million at December 31, 2017.  The increase was primarily due to  a $23.1 million increase in commercial  real estate loan balances, a  $14.8 million increase in commercial loan balances, a  $10.2 million increase in multi-family residential loan balances, a  $8.7 million increase in single-family residential loan balances,  a  $5.1 million increase in total consumer loan balances, and  a $2.2 million increase in construction loan balances.  The increases in the aforementioned loan balances were primarily due to increased sales activity, new relationships, and to a lesser extent, the purchase of a pool of primarily residential mortgage loans.

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $7.0 million at June 30, 2018, and increased $11,000, or 0.2%, from  $7.0 million at December 31, 2017.  The increase in the ALLL is due to net recoveries during the six months ended June 30, 2018.  The ratio of the ALLL to total loans was 1.46% at June 30, 2018, compared to 1.69% at December 31, 2017.  In addition, the ratio of the ALLL to nonperforming loans was  1799.2% at June 30, 2018, compared to 1483.0% at December 31, 2017.

Deposits.  Deposits totaled $488.1 million at June 30, 2018, an increase of $69.1 million, or 16.5%, from $419.0 million at December 31, 2017.  The increase is primarily attributed to a $56.0 million increase in certificate of deposit account balances and $16.3 million increase in checking account balances, partially offset by a $3.1 million decrease in money market account balances.  The increase in certificate of deposit accounts was primarily attributed to management’s use of short-term CDARS deposits in anticipation of quarter end fluctuations associated with its mortgage business, along with ongoing efforts to grow core certificate of deposits to fund loan growth.  The increase in checking account balances is primarily due to an increase in new account relationships and deposit balances.

Stockholders’ equity. Stockholders’ equity totaled $42.4 million at June 30, 2018, an increase of $2.2 million, or 5.4%, from $40.3 million at December 31, 2017.  The increase in total stockholders’ equity was primarily attributed to net income.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a branch presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron markets – as well as its two branch locations in Columbiana County, Ohio.  Additionally, in February 2018, CFBank  opened an additional loan production office in Columbus, Ohio in Franklin County.    CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

This earnings release or other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain  forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the “Holding Company”) or CFBank, National Association (“CFBank” and together with the Holding Company, the “Company”); (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, those detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Form 10-K filed with SEC for the year ended December 31, 2017.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2018	2017	% change	2018	2017	% change

Total interest income	$5,867	$4,184	40%	$10,971	$8,041	36%
Total interest expense	1,520	782	94%	2,713	1,573	72%
Net interest income	4,347	3,402	28%	8,258	6,468	28%

Provision for loan and lease losses	-	-	n/m	-	-	n/m
Net interest income after provision for loan and lease losses	4,347	3,402	28%	8,258	6,468	28%

Noninterest income
Service charges on deposit accounts	118	95	24%	236	184	28%
Net gain on sales of loans	509	24	2021%	817	47	1638%
Other	105	58	81%	160	112	43%
Noninterest income	732	177	314%	1,213	343	254%

Noninterest expense
Salaries and employee benefits	2,013	1,492	35%	3,910	2,906	35%
Occupancy and equipment	182	181	1%	349	333	5%
Data processing	227	301	-25%	458	578	-21%
Franchise and other taxes	103	85	21%	205	176	16%
Professional fees	254	228	11%	504	476	6%
Director fees	98	73	34%	195	142	37%
Postage, printing and supplies	52	49	6%	101	92	10%
Advertising and marketing	370	32	1056%	637	49	1200%
Telephone	38	28	36%	70	60	17%
Loan expenses	28	41	-32%	43	79	-46%
Foreclosed assets, net	-	11	-100%	-	18	-100%
Depreciation	62	50	24%	121	101	20%
FDIC premiums	99	86	15%	187	157	19%
Regulatory assessment	35	32	9%	69	64	8%
Other insurance	19	23	-17%	41	49	-16%
Other	90	41	120%	194	93	109%
Noninterest expense	3,670	2,753	33%	7,084	5,373	32%

Income before income taxes	1,409	826	71%	2,387	1,438	66%
Income tax expense	279	270	3%	465	478	-3%
Net Income	$1,130	$556	103%	$1,922	$960	100%
Dividends on Series B preferred stock and accretion of discount	(12)	(215)	-94%	(38)	(429)	-91%
Earnings attributable to common stockholders	$1,118	$341	228%	$1,884	$531	255%

Share Data
Basic earnings per common share	$0.05	$0.02		$0.08	$0.03
Diluted earnings per common share	$0.05	$0.02		$0.08	$0.03

Average common shares outstanding - basic	23,367,150	16,288,577		23,351,665	16,290,361
Average common shares outstanding - diluted	24,685,866	17,621,111		24,685,134	17,627,894

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(unaudited)	2018	2018	2017	2017	2017
Assets
Cash and cash equivalents	$32,739	$70,396	$45,498	$27,956	$34,199
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	11,614	11,185	11,773	11,878	12,925
Loans held for sale	26,424	8,863	1,124	3,509	649
Loans and leases	477,538	429,471	413,376	394,713	372,807
Less allowance for loan and lease losses	(6,981)	(6,976)	(6,970)	(6,964)	(6,958)
Loans and leases, net	470,557	422,495	406,406	387,749	365,849
FHLB and FRB stock	3,251	3,251	3,227	3,227	3,186
Foreclosed assets, net	-	-	-	-	-
Premises and equipment, net	3,678	3,584	3,533	3,572	3,394
Bank owned life insurance	5,133	5,098	5,065	5,030	4,997
Accrued interest receivable and other assets	5,433	4,955	4,699	5,880	6,310
Total assets	$558,929	$529,927	$481,425	$448,901	$431,609

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$99,579	$91,359	$89,588	$76,445	$85,129
Interest bearing	388,546	369,686	329,440	304,508	284,182
Total deposits	488,125	461,045	419,028	380,953	369,311
FHLB advances and other debt	19,500	19,500	13,500	19,000	13,500
Advances by borrowers for taxes and insurance	225	236	489	182	104
Accrued interest payable and other liabilities	3,480	2,889	2,992	3,061	3,543
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	516,485	488,825	441,164	408,351	391,613

Stockholders' equity	42,444	41,102	40,261	40,550	39,996
Total liabilities and stockholders' equity	$558,929	$529,927	$481,425	$448,901	$431,609

Consolidated Financial Highlights
	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2018	2018	2017	2017	2017	2018	2017

Earnings
Net interest income	$4,347	$3,911	$3,701	$3,504	$3,402	$8,258	$6,468
Provision for loan and lease losses	$-	$-	$-	$-	$-	$-	$-
Noninterest income	$732	$481	$205	$195	$177	$1,213	$343
Noninterest expense	$3,670	$3,414	$2,900	$2,682	$2,753	$7,084	$5,373
Net Income (loss)	$1,130	$792	$(299)	$685	$556	$1,922	$960
Dividends on Series B preferred stock and accretion of discount	$(12)	$(26)	$(23)	$(214)	$(215)	$(38)	$(429)
Earnings (loss) available to common stockholders	$1,118	$766	$(322)	$471	$341	$1,884	$531
Basic earnings (loss) per common share	$0.05	$0.03	$(0.01)	$0.03	$0.02	$0.08	$0.03
Diluted earnings (loss) per common share	$0.05	$0.03	$(0.01)	$0.03	$0.02	$0.08	$0.03

Performance Ratios (annualized)
Return on average assets	0.85%	0.66%	(0.26%)	0.64%	0.54%	0.76%	0.46%
Return on average equity	10.88%	7.83%	(2.94%)	6.81%	5.60%	9.37%	4.85%
Average yield on interest-earning assets	4.63%	4.45%	4.38%	4.36%	4.30%	4.54%	4.12%
Average rate paid on interest-bearing liabilities	1.57%	1.34%	1.28%	1.16%	1.06%	1.46%	1.05%
Average interest rate spread	3.06%	3.11%	3.10%	3.20%	3.24%	3.08%	3.07%
Net interest margin, fully taxable equivalent	3.43%	3.41%	3.40%	3.47%	3.50%	3.42%	3.32%
Efficiency ratio	72.26%	77.73%	74.24%	72.51%	76.92%	74.80%	78.89%
Noninterest expense to average assets	2.76%	2.82%	2.51%	2.49%	2.66%	2.79%	2.58%

Capital
Tier 1 capital leverage ratio (1)	9.56%	10.21%	9.37%	9.99%	10.16%	9.56%	10.16%
Total risk-based capital ratio (1)	11.97%	13.05%	11.91%	12.22%	12.60%	11.97%	12.60%
Tier 1 risk-based capital ratio (1)	10.71%	11.80%	10.65%	10.97%	11.35%	10.71%	11.35%
Common equity tier 1 capital to risk weighted assets (1)	10.71%	11.80%	10.65%	10.97%	11.35%	10.71%	11.35%
Equity to total assets at end of period	7.59%	7.76%	8.36%	9.03%	9.27%	7.59%	9.27%
Book value per common share	$1.82	$1.76	$1.72	$1.75	$1.72	$1.82	$1.72
Tangible book value per common share	$1.82	$1.76	$1.72	$1.75	$1.72	$1.82	$1.72
Period-end market value per common share	$2.40	$2.32	$2.75	$2.42	$2.08	$2.40	$2.08
Period-end common shares outstanding	23,384,714	23,315,547	23,349,613	16,280,577	16,288,577	23,384,714	16,288,577
Average basic common shares outstanding	23,367,150	23,336,008	22,796,359	16,282,077	16,288,577	23,351,665	16,290,361
Average diluted common shares outstanding	24,685,867	24,692,080	22,796,359	24,520,626	17,621,111	24,685,134	17,627,894

Asset Quality
Nonperforming loans	$388	$400	$470	$1,038	$1,098	$388	$1,098
Nonperforming loans to total loans	0.08%	0.09%	0.11%	0.26%	0.29%	0.08%	0.29%
Nonperforming assets to total assets	0.07%	0.08%	0.10%	0.23%	0.25%	0.07%	0.25%
Allowance for loan and lease losses to total loans	1.46%	1.62%	1.69%	1.76%	1.87%	1.46%	1.87%
Allowance for loan and lease losses to nonperforming loans	1799.23%	1744.00%	1482.98%	670.91%	633.70%	1799.23%	633.70%
Net charge-offs (recoveries)	$(5)	$(6)	$(6)	$(6)	$(16)	$(11)	$(33)
Annualized net charge-offs (recoveries) to average loans	(0.00%)	(0.01%)	(0.01%)	(0.01%)	(0.02%)	(0.01%)	(0.02%)

Average Balances
Loans	$448,153	$415,262	$389,208	$372,346	$361,843	$431,708	$345,731
Assets	$531,353	$483,637	$461,945	$431,008	$413,786	$507,495	$416,063
Stockholders' equity	$41,536	$40,478	$40,747	$40,219	$39,748	$41,007	$39,576
(1) Regulatory capital ratios of CFBank